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                                    EXHIBIT 4

                               REPAYMENT AGREEMENT
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                               REPAYMENT AGREEMENT

         AGREEMENT made March 22 2001, between Kenneth Gavranovic (the "Obligor"), and Interland, Inc., a Georgia corporation (together with any of its successors or assigns, the "Guarantor").

                                    RECITALS:

         a. Obligor is obligated to repay a $3,400,000 loan to certain subsidiaries of The Bear Stearns Companies, Inc. (the "Guaranteed Obligations").

         b. Guarantor has guaranteed Obligor's Guaranteed Obligations to Bear Stearns pursuant to that certain Guarantee dated March 22, 2001 by Guarantor in favor of Bear Stearns (the "Guarantee").

         c. Guarantor is willing to guarantee Obligor's Guaranteed Obligations pursuant to the Guarantee on the terms set forth below.

         It is therefore agreed:

         1. DEFINITIONS. Capitalized terms used herein and not defined herein shall have the meanings ascribed to such terms in the Guarantee.

         2. REPAYMENT. Obligor shall promptly repay to Guarantor any and all amounts paid by Guarantor by reason of its obligations under the Guarantee.

         3. COLLATERAL. In order to secure Guarantor against loss by reason of any breach of the foregoing covenant of repayment by Obligor, Obligor hereby grants Guarantor a continuing security interest in all shares of the common stock, no par value per share, of Guarantor that secure Obligor's Guaranteed Obligations to Bear Stearns ("Obligor Collateral"). Guarantor's security interest in the Obligor Collateral shall be subordinated and junior in right only to the security interest of Bear Stearns in the Obligor Collateral. Guarantor shall have such a security interest in all Obligor Collateral until receipt by Guarantor of satisfactory evidence of the termination of its liability as Guarantor under the Guarantee.

         4. RIGHT TO OFFSET. In addition to its other rights hereunder, Guarantor shall have the right to withhold from any salary, bonus, severance payment or other compensation otherwise payable by Guarantor to Obligor by reason of Obligor's employment by Guarantor (or termination thereof) amounts equal to any amounts paid by Guarantor pursuant to Section 1 above, and offset such withheld amounts against such losses.

         5. SALE OF OBLIGOR COLLATERAL. If Obligor defaults under Section 1 above, Guarantor shall have with respect to the Obligor Collateral the rights and remedies provided in the Uniform


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Commercial Code, common law and any other applicable law, subject only to the prior security interest of Bear Stearns.

         6. COMPROMISES. Guarantor may adjust, settle, or compromise any claim, suit, or judgment in respect of any Guaranteed Obligation after notice to Obligor, unless Obligor desires to litigate such claim, defend such suit, or appeal such judgment, and simultaneously therewith deposits with Guarantor additional collateral security sufficient to pay any judgment rendered, with interest, costs, and expenses. Guarantor's right to repayment under this agreement shall extend to any money paid by it in settlement or compromise of any such claims, suits, and judgments in good faith, after notice to Obligor.

         7. LEGAL ACTIONS. If any suit, action, or other proceeding is brought by or against a creditor, or an assignee of a creditor, of Obligor in connection with any of the Guaranteed Obligations, Guarantor may, at Obligor's expense, either participate in or, at its election, assume the defense or prosecution of such suit, action, or proceeding. In the latter event, Obligor may employ counsel and participate therein. If any suit, action, or other proceeding is brought by Guarantor against Obligor for breach of Section 1 above, separate suits may be brought as causes of action accrue, without prejudice or bar to the bringing of subsequent suits on any other cause or causes of action, whether theretofore or thereafter accruing.

         8. LIABILITY BETWEEN PARTIES. As between Obligor and Guarantor, the former shall be primarily liable for the payment of all of the Guaranteed Obligations. Nothing in this agreement shall be construed to waive, abridge, or diminish any right or remedy which Guarantor might otherwise have against Obligor.

         9. TERM. This Agreement shall be and remain effective until receipt by Guarantor of satisfactory evidence of the termination of its liability as Guarantor under the Guarantee.

         10. BINDING EFFECT. This agreement shall be binding upon and inure to the benefit of the parties and their legal representatives and successors by operation of law, but it shall not inure to the assigns of either party unless the other party gives written consent thereto.



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         In witness whereof the parties have signed this agreement.

OBLIGOR:                                   /s/ Ken Gavranovic
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                                           Kenneth Gavranovic



GUARANTOR:                                 INTERLAND, INC.

                                      By:  /s/ David N. Gill
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                                    Name:  David N. Gill
                                   Title:  President and Chief Operating Officer







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